EXECUTION DRAFT

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of this __ day of October, 2009, by and between Saphire Advisors, LLC, a Delaware limited liability company (“Saphire Advisors”), and The Saint James Eos Wine Company, a California corporation (“Purchaser”).

WHEREAS, Saphire Advisors manages Sapphire Wines, LLC, a Delaware limited liability company and Emerald Wines, LLC, a Delaware limited liability company (collectively, “Companies”);

WHEREAS, Companies are in the business of operating the EOS Estate Winery and distributing wines, including without limitation, Cupa Grandis, EOS Estate Private Reserve, EOS Estate, Lost Angel, Novella, Carneros Creek, and Wildhurst (the “Business”); and

WHEREAS, Saphire Advisors and Purchaser are parties to that certain Membership Interest Purchase Agreement, dated October —, 2009 (the “Purchase Agreement”), pursuant to which Saphire Advisors is selling to Purchaser all of its membership interests in the Companies to Purchaser.  (All defined terms used and not defined herein shall have the meanings set forth in the Purchase Agreement); and

WHEREAS, in order to facilitate the transition of the Business to Purchaser, Purchaser desires Saphire Advisors to provide, and Saphire Advisors is willing to provide, certain transitional services to Purchaser, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.           Description of Services.  Subject to the terms and provisions of this Agreement, Saphire Advisors shall provide Purchaser with those transition services set forth on Exhibit A attached hereto (the “Services”) as requested by Purchaser from time-to-time during the term of this Agreement.  Notwithstanding the foregoing, Saphire Advisors shall not, under any circumstances, be required to hire additional personnel or acquire additional equipment, software, office supplies or other materials in its performance of the Services in excess of the equipment, software, office supplies and materials, each as available to or owned by Saphire Advisors as of the Closing Date but shall use commercially reasonable efforts to provide that number of personnel employed by Saphire Advisors (with the level of expertise currently provided to Saphire Advisors).  The fees for the Services shall be set forth on Exhibit A.  Saphire Advisors represents that such fees shall constitute a pass-through to Purchaser solely of Saphire Advisors’ direct expenses (plus a reasonable allocation of Sellers’ overhead) incurred in providing the Services set forth on Exhibit A.  In the event Saphire Advisors and Purchaser agree in writing that Saphire Advisors are to provide any services to Purchaser which are not set forth on Exhibit A attached hereto (the “Extra Services”), such Extra Services shall be provided at Purchaser’s expense at the rate of $250.00 per hour.

2.           Term of Services.  Saphire Advisors shall provide the Services during the ninety (90) day period commencing on the Closing Date (the “Transition Period”), subject to earlier termination of this Agreement as set forth in Section 7 below; provided, however, Purchaser may extend the Transition Period for two additional thirty (30) day periods (collectively, the “Extended Transition Period”) under the same terms and conditions as set forth herein for the Transition Period.

3.           Payments for Services, Extra Services, and Expenses.  Purchaser shall pay Saphire Advisors for the Services as follows: (i) all payroll and benefits payments incurred by Sellers in connection with the Services shall be paid at least two (2) business days prior to the date such payments are due to ADP (or its successor); provided that Sellers submit an invoice to Purchaser at least ten (10) calendar days prior to the date such payments are due; (ii) all travel and other expense reimbursements of Sellers’ employees shall be paid within fifteen (15) calendar days following delivery thereof to Purchaser provided such expense reimbursements are consistent with Sellers’ existing expense reimbursement policies as modified by Purchaser; (iii) all rent shall be paid on the first day of each calendar month following receipt of an invoice from Saphire Advisors itemizing such expense no later than five days prior to the commencement of such month; and (ii) any other expenses shall be paid within 10 calendar days following receipt of an invoice from Saphire Advisors itemizing, in reasonable detail, all other such expenses provided to Purchaser, subject to any dispute with respect to such invoice.  Saphire Advisors shall request Purchaser’s written pre-approval for any general administrative expenses and costs in excess of $250 per item which are not set forth on Exhibit A, which approval Purchaser may withhold, delay, or deny in its sole and absolute discretion.  Notwithstanding anything to the contrary contained herein:  (i) in the event Saphire Advisors does not receive such advance written approval for any such expense or cost, Saphire Advisors shall not be required to incur such expense or cost; and (ii) in the event Saphire Advisors is not reimbursed in advance for any such expense or cost, Sellers shall not be required to incur such expense or cost.

4.           Audit.  Purchaser shall have the right during regular business hours and upon reasonable written notice to inspect or audit or have an independent accountant or auditor selected by Purchaser inspect or audit the records of Saphire Advisors to verify Purchaser’s payments to Saphire Advisors and Saphire Advisors’ payments to Purchaser pursuant to this Agreement.  Saphire Advisors shall cooperate with and assist Purchaser or Purchaser’s independent accountant or auditor for the purpose of facilitating such inspection or audit at Saphire Advisors’ offices.  Saphire Advisors shall make all records, documents and other materials in its possession or control relating in any manner to Purchaser’s obligations to make payments to Saphire Advisors pursuant to this Agreement available to Purchaser or an independent accountant or auditor employed by Purchaser and permit Purchaser or such accountant or auditor to make copies or extracts therefrom.  In the event that any audit reveals that Purchaser has overpaid Saphire Advisors pursuant to this Agreement, Purchaser shall promptly deliver to Saphire Advisors a report detailing and supporting the calculation of such overpayment.  Saphire Advisors shall pay Purchaser the aggregate difference between the amount that Saphire Advisors actually paid and the amount Saphire Advisors should have paid within 5 days following receipt thereof.  In the event the audit reveals that Purchaser overpaid Sellers by 5% or more during the Transition Period and Extended Transition Period, Saphire Advisors shall pay the costs of the audit plus interest on any unpaid amounts at a rate equal to twelve percent (12%) per annum.

5.           Indemnification.  From and after Closing, Purchaser shall indemnify, defend and hold harmless Saphire Advisors, and its affiliates and their respective officers, managers, members, employees, agents, successors and assigns (collectively, the “Indemnified Parties”) from and against all Losses asserted against, imposed upon or incurred by Saphire Advisors resulting from, arising out of, based upon or otherwise in respect of Saphire Advisors’ performance of the Services; provided that Purchaser shall not be liable to provide indemnification for any Losses arising out of such Indemnified Parties’ gross negligence or willful misconduct hereunder, in respect of which the Indemnified Parties shall, jointly and severally, indemnify Purchaser.

6.           Limitation of Liability.  In no event shall any party be liable for loss of profits or incidental, special, punitive or consequential damages for any reason whatsoever or for any multiple of damages based on the purchase price of the business or any multiple of earnings or EBITDA arising from Saphire Advisors’ performance or breach of this Agreement.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing in this Agreement shall limit or increase the respective liability or obligations of the parties under the Purchase Agreement in respect of issues not related to the parties’ respective obligations hereunder.

7.           Termination.  This Agreement shall terminate on the earliest occurrence of the following:

(a)         upon the mutual written agreement of the parties; or

(b)         upon expiration of the Transition Period or the Extended Transition Period, as relevant.

8.           Independent Contractor Status.  Saphire Advisors and Purchaser agrees that the relationship created by this Agreement is an independent contractor relationship.  Saphire Advisors and Purchaser shall not be construed as employers and employees, joint venturers, partners or agents of each other.  Consultant shall not be construed as an employee of Company for any purpose whatsoever and neither party shall have the power to bind or obligate the other.

9.           Notices.  All notices or other communications provided for hereunder shall be delivered in accordance with the notice provisions set forth in the Purchase Agreement.

10.        Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

11.        Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect.

12.        Entire Agreement; Amendments and Waivers.  This Agreement and the Purchase Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

13.        Attorneys’ Fees. The prevailing party in any action to enforce any provision of this Agreement shall be entitled to recover from the non-prevailing party all costs and expenses reasonably incurred in enforcing this Agreement, including, with limitation, reasonable attorneys’ and paralegals’ fees and court costs.  As used in this Agreement, the term “prevailing party” means that party whose position is upheld in a final judgment rendered in any litigation, or, if the final judgment is appealed, that party whose position is upheld by the decision of the final appellate body that considers the appeal.

13.        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regards to its conflicts of laws provisions.

14.        Waiver of Jury Trial; Venue; Jurisdiction.  EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (A) UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, OR DOCUMENT WHICH MAY BE DELIVERED IN THE FUTURE IN CONNECTION WITH THIS AGREEMENT, OR (B) ARISING FROM THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH PARTY HERETO IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT SHALL BE LITIGATED ONLY IN COURTS HAVING SITUS WITHIN THE CITY OF SAN FRANCISCO, STATE OF CALIFORNIA.  EACH PARTY HERETO HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE.  EACH PARTY HERETO PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE VENUE OF ANY SUCH ACTION OR PROCEEDING.

15.        Counterparts.  This Agreement may be executed, by facsimile or otherwise in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf on the day and year first above written.

PURCHASER:	SAPHIRE ADVISORS:

THE SAINT JAMES EOS WINE COMPANY	SAPHIRE ADVISORS, LLC

By:	By:
Its:	Its:

EXHIBIT A

Services

1.	Financial services, including accounting, accounts payable, accounts receivable and other similar services;
2.	Management services, including human resource, staffing, payroll and other similar personnel functions;
3.	Assistance to Purchaser with regard to Purchaser obtaining all legal and regulatory approvals for operation of a business in the United States, as such assistance is requested by Purchaser; and
4.	Marketing support and assistance.

See attached form of invoice for more detail.